Accelerated Clinical Trial Agreement

This Accelerated Clinical Trial (ACTA) Agreement (“Agreement”) is made as of September 12,2018 (“Effective Date”) by and between Providence Health & Services - Washington, dba Providence Regional Medical Center Everett (“Institution”), a non-profit corporation organized under the laws of the State of Washington, having an address at 1330 Rockefeller Avenue, Suite 440, Everett, Washington 98201, The Everett Clinic, PLLC, a Washington professional limited liability company with a place of business at 3901 Hoyt Avenue, Everett, WA 98201 (“Clinic”), Jason Lukas, M.D., an employee of Clinic, with a place of business at 1717 13th Street, Suite 300, Everett, Washington 98201 (“Principal Investigator”), and Cancer Insight, LLC, a limited liability company having its principal place of business at 1422 E Grayson, 3rd Floor, San Antonio, TX 78208 (“CRO”). CRO, Clinic, Principal Investigator, and Institution are herein referred to collectively as “Parties.” Individually, each of CRO, Clinic, Principal Investigator, and Institution is a “Party.”

WHEREAS, CRO has been engaged by BriaCell Therapeutics Corp, (the “Sponsor”) to arrange and administer a multi-center clinical trial funded by Sponsor to determine the safety and efficacy of Sponsor’s product;

WHEREAS, Sponsor is a for-profit organization that intends to conduct a sponsored multi-center clinical trial, described in 1.1 below, involving the use of certain diagnostic(s), drug(s), devices(s), or biologic(s) provided by Sponsor and desires that Institution, Principal Investigator, and Clinic participate in such clinical trial;

WHEREAS, Institution, Clinic, Principal Investigator, Sponsor, and CRO have agreed to use the ACTA, to accelerate the process of translating laboratory discoveries into treatments for patients, to engage communities in clinical research efforts, and to train a new generation of clinical and translational researchers;

WHEREAS, Institution and Clinic have entered into a separate Research Collaboration and Services Agreement with an effective date of May 1, 2018, which, along with the terms of this Agreement shall govern their conduct of the Study;

WHEREAS, the Institution and Clinic have appropriate facilities and personnel with the qualification, training, knowledge, and experience necessary to conduct such a clinical trial; and

WHEREAS, the Study contemplated by this Agreement is of interest and benefit to Institution, Clinic, Principal Investigator, Sponsor, and CRO, and will further the instructional and research objectives of Institution in a manner consistent with its status as a research and health care institution;

NOW, THEREFORE, in consideration for the mutual promises made in this Agreement and for valid consideration, the Parties agree as follows:

1. Scope of Agreement

1.1. Institution and Clinic will undertake a sponsored multi-center clinical trial (“Study”) described in the protocol entitled “A Phase i/lla Rollover Study of the Whole-Cell Vaccine BriaVax™ in Metastatic or Locally Recurrent Breast Cancer Patients in Combination with Ipilimumab or Pembrolizumab” and having a protocol designation of BRI-ROL-001 which is incorporated herein as Exhibit A (“Protocol”). Institution and Clinic will use its reasonable efforts to only recruit subjects in accordance with the Protocol. The Study will be conducted by the Institution and Clinic under the direction of Jason Lukas, M.D., an employee of the Clinic.

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1.2. In the event of any conflict between the terms and conditions of this Agreement and the Protocol or between this Agreement and any of its Exhibits, the terms and conditions of the Protocol shall control with respect to matters of medicine and science, and the terms of this Agreement shall control with respect to all other matters.

1.3. Unless otherwise agreed to by the Parties, Sponsor and/or CRO will provide to Institution and/or Clinic on a timely basis, without charge, the required quantities of properly-labeled Sponsor drug(s) or biologics(s) (“Study Drug”) and/or device(s) (“Study Device”) and other materials (e.g., Investigator’s Brochure, handling and storage instructions, and, if applicable, placebo) necessary for Institution and Clinic to conduct the Study in accordance with the Protocol. Unless stated otherwise in writing by Sponsor, all such items are and will remain the sole property of Sponsor until administered or dispensed to Study subjects during the course of the Study. Receipt, storage, and handling of Study Drug or Study Device will be in compliance with all applicable laws and regulations, the Protocol, and CRO’s or Sponsor’s written instructions.

1.4. CRO, Clinic, Principal Investigator, and Institution shall comply with and conduct all aspects of the Study in compliance with all applicable federal, state, and local laws and regulations, including generally accepted standards of good clinical practice as adopted by current FDA regulations and statutes and regulations of the U.S. Government relating to exportation of technical data, computer software, laboratory prototypes, and other commodities as applicable to academic institutions. Institution and Clinic will only allow individuals who are appropriately trained and qualified to assist in the conduct of the Study.

1.5. Institution and/or Clinic shall obtain IRB approval for this Study and proof thereof shall be provided to CRO. Initiation of the Protocol and Institution’s and Clinic’s obligations to conduct the Study shall not begin until IRB approval is obtained. Institution and/or Clinic shall obtain from each subject, prior to the subject’s participation in the Study, a signed informed consent and necessary authorization to disclose health information to CRO and/or Sponsor in a form approved in writing by the IRB or a waiver of consent as directed by the IRB and further provided that the informed consent is consistent with Institution’s and/or Clinic’s policies.

1.6. Institution and/or Clinic shall promptly inform Sponsor of any urgent safety measures as instructed in the Protocol or breaches of the Protocol of which Institution and/or Clinic becomes aware.

1.7. Institution and Clinic acknowledge CRO’s right to assign or transfer, in whole, with notice to Institution and Clinic, any of its rights or obligations under this Agreement to the Sponsor or Sponsor’s designate, provided however that CRO shall remain liable for all of CRO’s obligations incurred up to the date of transfer.

2. Payments

Sponsor will provide financial support for the Study and will provide such funds to CRO who will pay Institution in accordance with the budget attached as Exhibit B (“Budget”) on a prorated basis, according to the actual work completed and any non-cancelable obligated expenses, for subjects who are enrolled into the Study. The Parties acknowledge that the Budget amounts represent an equitable exchange for the conduct of the Study in light of the professional time and expenses required for the performance of the Study.

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In addition to other necessary routing information detailed in Exhibit B, each payment shall clearly reference the Study Protocol Number and PI name.

For administrative convenience, various Study contact information may be attached hereto and incorporated by reference as Exhibit C, entitled, “Administrative & Study Points of Contact.”

The Institution’s tax identification number is: 35-2346161.

Institution shall pay Clinic pursuant to Exhibit E. All payments from Institution to Clinic will be pass-through payments, and Institution will not be liable for payment to Clinic until Institution has been paid in full by CRO.

3. Confidentiality

3.1. It is anticipated that in the performance of this Agreement, Sponsor and/or CRO on behalf of Sponsor may need to disclose to Institution and/or Clinic information which is considered confidential. The rights and obligations of the Parties with respect to such information are as follows:

“Confidential Information” refers to information of any kind which is disclosed to the Institution and/or Clinic by Sponsor and/or CRO on behalf of Sponsor for purposes of conducting the Study or Data (as defined below in Section 4) which:

a)	by appropriate marking, is identified as confidential and proprietary at the time of disclosure;

b)	if disclosed orally, is identified in a marked writing within thirty (30) days as being confidential.

Sponsor and/or CRO on behalf of Sponsor will make reasonable efforts to mark Confidential Information as stated in (a) and (b) above. However, to the extent such marking is not practicable, then in the absence of written markings, information disclosed (written or verbal) that a reasonable person familiar with the Study would consider it to be confidential or proprietary from the context or circumstances of disclosure shall be deemed as such.

Notwithstanding the foregoing, Data and results generated in the course of conducting the Study are not Confidential Information for publishing purposes in accordance with Section 9 of this Agreement. Institution and Clinic agree, for a period of five (5) years following the termination or expiration of this Agreement, to use reasonable efforts, no less than the protection given their own confidential information, to use Confidential Information received from Sponsor and/or CRO on behalf of Sponsor in accordance with this Section.

Institution and Clinic agree to use Sponsor’s Confidential Information solely as allowed by this Agreement, and for the purposes of conducting the Study or administrative purposes. Institution and Clinic agree to make Sponsor’s Confidential Information available only to those of its, or its affiliated hospitals’ employees, IRB members, personnel, agents, consultants, and vendors, and approved subcontractors, as applicable, who require access to it in the performance of this Study or for administrative purposes, and are subject to similar terms of confidentiality, including, without limitation, the Principal Investigator.

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3.2. The obligation of nondisclosure does not apply with respect to any of the Confidential Information that:

a)	is or becomes public knowledge through no breach of this Agreement by Institution and/or Clinic;

b)	is disclosed to Institution and/or Clinic by a third party entitled to disclose such information without known obligation of confidentiality;

c)	is already known or is independently developed by Institution and/or Clinic without use of Sponsor’s Confidential Information as shown by Institution’s and/or Clinic’s contemporaneous written records;

d)	is necessary to obtain IRB approval of Study or required to be included in the written information summary provided to Study subject(s) and/or informed consent form;

e)	is released with the prior written consent of the Sponsor; or

f)	is required to support the medical care of a Study Subject.

3.3. Institution and/or Clinic may disclose Confidential Information to the extent that it is required to be produced pursuant to a requirement of applicable law, IRB, government agency, an order of a court of competent jurisdiction, or a facially valid administrative, Congressional, or other subpoena, provided that Institution or Clinic, subject to the requirement, order, or subpoena, promptly notifies Sponsor. To the extent allowed under applicable law, Sponsor may seek to limit the scope of such disclosure and/or seek to obtain a protective order. Institution and/or Clinic will disclose only the minimum amount of Confidential Information necessary to comply with law or court order as advised by Institution’s or Clinic’s legal counsel.

3.4. No license or other right is created or granted hereby, except the specific right to conduct the Study as set forth by Protocol and under terms of this Agreement, nor shall any license or other right with respect to the subject matter hereof be created or granted except by the prior written agreement of the Parties duly signed by their authorized representatives.

3.5. Upon Sponsor’s and/or CRO’s written request, Institution and Clinic agree to return all Confidential Information supplied to it/them by Sponsor and/or CRO on behalf of Sponsor at Sponsor’s expense pursuant to this Agreement except that Institution and Clinic may each retain such Confidential Information in a secure location for purposes of identifying and satisfying its obligations and exercising its rights under this Agreement.

3.6 Institution and Clinic may disclose the existence of this Agreement and any additional information necessary to ensure compliance with applicable Federal, State and Institutional and/or Clinic policies, regulations, and laws.

3.7 All information including, without limitation: (i) financial data, other data, reports, personnel information, know-how, or business or research plans of Institution or Clinic that are provided to Sponsor and/or CRO in connection with this Agreement or the Study; and (ii) Study subjects’ medical records and source documents created by Institution, Clinic, Principal Investigator, or Study staff in connection with the Study (except for Study Data, results, or reports) is confidential information (“Institution/Clinic Confidential Information”). Institution/Clinic Confidential Information and all tangible expressions, in any media, of Institution/Clinic Confidential Information are and shall remain the sole property of Institution and/or Clinic. Sponsor and/or CRO shall not disclose Institution/Clinic Confidential Information except: (1) as expressly permitted by this Agreement; (2) to its own personnel who reasonably require access to such Institution/Clinic Confidential Information and are subject to an obligation to maintain the confidentiality of the Institution/Clinic Confidential Information; (3) to the extent such information was known by Sponsor and/or CRO or the public prior to the receipt of information; (4) to the extent such information is provided by a third party and Sponsor and/or CRO has no reason to believe the information was wrongfully obtained by the third party; (5) to the extent such disclosure is required by law; (6) at the time of its receipt the Institution/Clinic Confidential Information is, or later becomes, available to the public through no fault of the Sponsor or CRO; or (7) is independently developed by the Sponsor and/or CRO without reference to Institution/Clinic Confidential Information.

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4. Data Use/Ownership

“Data” shall mean all data and information generated by Institution and/or Clinic as a result of conducting the Study in accordance with the IRB approved Protocol. Data does not include original Study subject or patient medical records, research notebooks, source documents, or other routine internal documents kept in the Institution’s and/or Clinic’s ordinary course of business operations, which shall remain the sole and exclusive property of the Institution, Clinic, or medical provider. Sponsor owns and has the right to use the Data in accordance with the signed informed consent and authorization form, applicable laws, and the terms of this Agreement. Notwithstanding any licenses or other rights granted to Sponsor herein, but in accordance with the confidentiality and publication sections herein, Institution and Clinic shall retain the right to use the Data and results for its publication, IRB, regulatory, legal, clinical, educational, and internal research purposes.

5. HIPAA/HIPAA Privacy

5.1. Institution and Clinic shall comply with applicable laws and regulations, as amended from time to time, including without limitation, the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations (HIPAA) with respect to the collection, use, storage, and disclosure of Protected Health Information (PHI) as defined in HIPAA. CRO and Sponsor, through Its agreement with CRO, shall collect, use, store, access, and disclose PHI collected from Study subjects only as permitted by applicable laws and regulations and the IRB approved informed consent form or HIPAA authorization form obtained from a Study subject. Sponsor will collect, use, store, and disclose any Subject Material, defined in Section 15, it receives only in accordance with the informed consent form and, in any event, will not collect, use, store, or disclose any PHI attached to or contained within the Subject Material in any manner that would violate this Section of the Agreement.

Institution and Clinic acknowledge that, pursuant to Section 111 of the Medicare, Medicaid, and SCHIP Extension Act of 2007 (“MMSEA”), Sponsor has an obligation to submit certain reports to the Centers for Medicare & Medicaid Services with respect to Medicare beneficiaries who participate in the Study and experience a research injury for which diagnosis or treatment costs are incurred. Sponsor and CRO recognize that each party is subject to laws and regulations protecting the confidentiality of research subject information. Accordingly: (1) Institution and/or Clinic agree upon prior written request to provide to Sponsor, or CRO as designated by Sponsor, certain identifiable patient information required by MMSEA for Study subjects who are Medicare beneficiaries and incur medical costs in association with a research injury and whose costs are reimbursed by Sponsor pursuant to this Agreement; and (2) Institution and Clinic further agree to otherwise cooperate with Sponsor (and CRO as designated by Sponsor) to the extent necessary for Sponsor to meet its MMSEA reporting obligations.

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5.2. CRO’s ability to review the Study subjects’ Study-related information contained in the Study subject’s medical record shall be subject to reasonable safeguards for the protection of Study subject confidentiality and the Study subjects’ informed consent form or HIPAA authorization form.

5.3. Neither CRO, nor Sponsor through its agreement with CRO, shall attempt to identify, or contact, any Study subject unless permitted by the informed consent form.

5.4 In the event that CRO, or Sponsor through its agreement with CRO, receives or observes information about patients who are not participating in the Study, CRO and Sponsor will maintain the confidentiality of, and will not disclose to any third party, such information, including the patient’s identity in accordance with state and federal laws regarding the confidentiality of such records.

6. Record Retention

As applicable by law, Institution and/or Clinic shall retain and preserve a copy of the Study records for the longer of:

a)	two (2) years after a marketing authorization for Study Drug, or Study Device has been approved for the indication for which it was investigated or Sponsor has discontinued research on the Study Drug or Study Device;

b)	such longer period as required by federal regulatory requirements; or

c)	as requested by Sponsor at Sponsor’s reasonable storage expense.

CRO will provide written notification to Institution and Clinic if Sponsor performs actions which would extend the period of time records are required to be maintained under applicable law beyond ten (10) years following the termination or expiration of this Agreement so that Institution and Clinic may comply with its document retention obligations stated herein. After the retention period, Institution and/or Clinic may contact CRO or Sponsor to discuss disposition of records; unless Sponsor requests additional retention time, at Sponsor’s reasonable expense, within 30 days of such notice, Institution and Clinic shall be free to move forward with destruction of Study records without further inquiry to Sponsor.

7. Monitoring and Auditing

7.1. Site visits by Sponsor, CRO and/or another authorized designee (e.g., Study monitor) will be scheduled in advance for times mutually acceptable to the Parties during normal business hours. Sponsor’s, CRO’s and/or authorized designee’s access is subject to reasonable safeguards to ensure confidentiality of medical records and systems.

7.2. Upon becoming aware of an audit or investigation by a regulatory agency with regard to the Study, Institution and/or Clinic agree to provide Sponsor with prompt notice of the auditor investigation. If legally permissible or allowable by the regulatory agency and permissible in accordance with the Institution’s and/or Clinic’s policy, Sponsor may be available or request to be present with approval from auditor during such audit, but Sponsor will not alter or interfere with any documentation or practice of Institution or Clinic. Institution and/or Clinic shall be free to respond to any regulatory agency inquiries and will provide Sponsor with a copy of any formal response or documentation to the regulatory agency regarding the Study,

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8. Inventions, Discoveries and Patents

8.1. It is recognized and understood that certain existing inventions and technologies, and those arising outside of the research conducted under this Agreement, are the separate property of Sponsor, Clinic, or Institution and are not affected by this Agreement, and neither Sponsor, Clinic, nor Institution shall have any claims to or rights in such separate inventions and technologies.

8.2. Any new patentable inventions, developments, or discoveries made during and in the performance of the Study (“Inventions”) shall be promptly disclosed to Sponsor. Title to Inventions that necessarily use or necessarily incorporate Sponsor’s Study Drug and/or Study Device shall reside with Sponsor (“Sponsor Inventions”). Institution, Clinic, and Principal Investigator shall assign all Sponsor Inventions to Sponsor in writing. Title to Inventions other than Sponsor Inventions (“Other Inventions”) shall reside with Sponsor if Sponsor personnel are the sole inventors, with Institution If Institution and Clinic personnel are the sole inventors, and shall be held jointly if both Institution and/or Clinic and Sponsor personnel are inventors. Institution’s, Clinic’s, and/or Principal Investigator’s obligations under Sections 8.2 and 8.3 hereunder shall be performed by its/their appropriate office(s) with technology transfer responsibilities, if required by and in accordance with Institution’s and/or Clinic’s policies.

8.3. To the extent that Institution and/or Clinic owns sole or joint title in any such Other Inventions, Sponsor is hereby granted, without option fee other than consideration of the Study sponsored herein and the reimbursement to Institution and/or Clinic for patent expenses incurred prior to or during the option period, an option to acquire an exclusive, worldwide, royalty-bearing license to Institution’s and Clinic’s rights to any Other Invention, which option shall extend for no more than ninety (90) days after Sponsor’s receipt of an Invention disclosure from Institution and/or Clinic (“Option Period”). Sponsor and Institution and/or Clinic shall use their reasonable efforts to negotiate, for a period not to exceed ninety (90) days after Sponsor’s exercise of such option, a license agreement satisfactory to all parties (“Negotiation Period”). In the event Sponsor fails to exercise its option within the Option Period, or Sponsor and Institution and/or Clinic fail to reach agreement on the terms of such license within the Negotiation Period, Institution and/or Clinic shall have no further obligation to Sponsor under this Agreement with regard to the specific Other Invention.

8.4. Institution and Clinic shall retain a royalty-free, irrevocable license to use for its own internal noncommercial research, educational and patient care purposes, all Sponsor Inventions or Other Inventions licensed or assigned to Sponsor hereunder.

8.5. Nothing contained in this Agreement shall be deemed to grant either directly by implication, estoppel, or otherwise any license under any patents, patent applications, or other proprietary interest to any other inventions, discovery or improvement of either Sponsor, Institution, or Clinic.

8.6. CRO, Clinic, and Institution agree that the provisions of this Agreement are intended to be interpreted and implemented so as to comply with all applicable federal laws, rules, and regulations, including without limitation the requirements of Rev. Proc. 2007-47; provided, however, if it is determined by the Internal Revenue Service or any other federal agency or instrumentality (the “Government”) that the provisions of this Agreement are not in such compliance, then those parties agree to modify the provisions and the implementation of this Agreement so as to be in compliance with all applicable federal laws, rules, and regulations as determined by the Government.

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9. Publication

9.1. Institution and Clinic shall be free to publish, present, or use any Data and results arising out of its performance of the Protocol (individually, a “Publication”). At least thirty (30) days prior to submission for Publication, Institution and/or Clinic shall submit to Sponsor for review and comment any proposed oral or written Publication (“Review Period”). Institution and/or Clinic will consider any such comments in good faith but is under no obligation to incorporate Sponsor’s suggestions. The Review Period for abstracts or poster presentations shall be thirty (30) days. If during the Review Period, Sponsor notifies Institution and/or Clinic in writing that: (i) it desires patent applications to be filed on any inventions disclosed or contained in the disclosures, Institution and/or Clinic will defer Publication for a period not to exceed sixty (60) days, to permit Sponsor to file any desired patent applications; and (ii) if the Publication contains Sponsor’s Confidential Information as defined in Section 3 and Sponsor requests Institution and/or Clinic in writing to delete such Sponsor’s Confidential Information, the Institution and/or Clinic agrees to delete such Sponsor’s Confidential Information only to the extent such deletion does not preclude the complete and accurate presentation and interpretation of the Study results.

9.2. The Parties agree that this Study is a multi-center clinical trial. Therefore, Institution and Clinic agree that the first Publication of the results of the Study shall be made in conjunction with the presentation of a joint multi-center Publication of the Study results with the Principal Investigators from all sites contributing Data, analyses, and comments. However, Institution and Clinic may publish the Data and Study results individually in accordance with this Section 9 upon first occurrence of one of the following: (i) multi-center Publication is published; (ii) no multi-center publication is submitted within eighteen (18) months after conclusion, abandonment, or termination of the Study at all sites; or (iii) Sponsor confirms in writing there will be no multi-center Publication.

9.3. If no multi-center Publication occurs within eighteen (18) months of the completion of the Study at all sites, upon request by Institution and/or Clinic, Sponsor will provide such Institution and Clinic access to the aggregate Data from all Study sites.

9.4. If the Institution and Clinic, through its Principal Investigator, is identified to participate in the multi-center Publication: (i) Institution and Clinic will have the opportunity to review the aggregate multi-center Data, upon request; and (ii) consistent with the International Committee of Medical Journal Editors (ICMJE) regulations, Institution and Clinic will have adequate opportunity to review and provide input on any abstract or manuscript prior to its submission for Publication. Institution and Clinic also retains the right, on behalf of its Principal Investigator, to decline to be an author on any Publication.

10. Use of Name

10.1. Neither Institution, Clinic, nor CRO may use the name, trademark, logo, symbol, or other image or trade name of the other Parties or their employees and agents in any advertisement, promotion, or other form of publicity or news release or that in any way implies endorsement without the prior written consent of an authorized representative of the other Party whose name is being used. Such approval will not be unreasonably withheld.

10.2. Institution and Sponsor understand that the amount of any payment made hereunder may be disclosed and made public by the other party as required by law or regulation, including the Patient Protection and Affordable Care Act of 2010, provided that the disclosure clearly designates the payment as having been made to Institution for research and not to the physician.

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10.3. Institution, Clinic, and Principal Investigator may acknowledge the Sponsor’s support, including but not limited to financial support as may be required by academic journals, professional societies, funding agencies, and applicable regulations. Notwithstanding anything to the contrary in this Agreement, Institution may publicly post information about the Study on Institution’s clinical trials directory/website. Additionally, notwithstanding anything herein to the contrary, Institution shall have the right to post Sponsor’s and/or CRO’s names, the Study title, and the Study period, and funding amount, on Institution publicly accessible lists of research conducted by the Institution.

11. Indemnification and Limitation of Liability

11.1 Sponsor’s indemnification obligations are outlined in a separate Letter of Indemnification, attached hereto as Exhibit D.

11.2. CRO expressly disclaims any liability in connection with the Study Drug or Study Device, including any liability for any claim arising out of a condition caused by or allegedly caused by any Study procedures associated with such product except to the extent that such liability is caused by the negligence, willful misconduct, or breach of this Agreement by CRO.

11.3 CRO shall defend, indemnify and hold harmless Institution, Clinic, and Principal Investigator and their respective trustees, employees, agents, contractors, and/or consultants from and against any claims, loss, liability, damage, cost and expense of claims (including reasonable attorney’s fees) and suits (together “Claims”), alleged to be caused by or arising from CRO’s negligence, willful misconduct, or breach of this Agreement.

11.4 Institution and Clinic shall defend, indemnify and hold harmless CRO and their respective trustees, employees, agents, contractors, and/or consultants from and against any claims, loss, liability, damage, cost and expense of claims (including reasonable attorney’s fees) and suits (together “Claims”), alleged to be caused by or arising from Institution’s, Clinic’s, and/or Principal Investigator’s negligence, willful misconduct, or breach of this Agreement.

12. Subject Injury

Sponsor’s subject injury obligations are outlined in Exhibit D.

13. Insurance

13.1. Institution shall, at its sole cost and expense maintain a policy or program of insurance or self- insurance at the level of at least $1,000,000 per occurrence (or per claim) and $3,000,000 annual aggregate to support its obligations assumed in this Agreement. However, if Institution is a public entity entitled to governmental immunity protections under applicable state law, then Institution may provide liability coverage in accordance with any limitations associated with the applicable law.

Clinic shall, at its sole cost and expense maintain a policy or program of insurance or self- insurance at the level of at least $1,000,000 per occurrence (or per claim) and $3,000,000 annual aggregate to support its obligations assumed in this Agreement, However, if Clinic is a public entity entitled to governmental immunity protections under applicable state law, then Clinic may provide liability coverage in accordance with any limitations associated with the applicable law.

13.2. CRO shall maintain an insurance policy or a program of self-insurance at levels sufficient to support its obligations assumed herein.

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13.3. Upon written request, either Party will provide evidence of its insurance or self-insurance acceptable to the other Party. A Party’s inability to meet its insurance obligation constitutes material breach of this Agreement.

14. Term and Termination

14.1. The term of this Agreement shall commence upon the Effective Date and terminate upon the completion of the Parties’ Study-related activities under the Agreement, unless terminated early as further described in this Section.

14.2. CRO has the right to terminate this Agreement upon thirty (30) days prior written notice to the Institution and Clinic. This Agreement may be terminated immediately at any time for any reason by the Institution or CRO when, in their judgment or that of the Principal Investigator, the Institution’s IRB, Scientific Review Committee, if applicable, or the Food and Drug Administration, it is determined to be inappropriate, impractical, or inadvisable to continue, in order to protect the Study subjects’ rights, welfare, and safety, or the IRB otherwise disapproves the Study. If for any reason Principal Investigator becomes unavailable to direct the performance of the work under this Agreement, Institution and/or Clinic shall promptly notify CRO. If the Parties are unable to identify a mutually acceptable successor, this Agreement may be terminated by either Party upon thirty (30) days written notice.

14.3. Notwithstanding the above a Party may, in addition to any other available remedies:

a)	immediately terminate this Agreement upon the other Party’s material failure to adhere to the Protocol, except for deviation required to protect the rights, safety, and welfare of Study subjects; and/or

b)	terminate this Agreement upon the other Party’s material default or breach of this Agreement, provided that the defaulting/breaching Party fails to remedy such material default, breach, or failure to adhere to the Protocol within thirty (30) business days after written notice thereof.

14.4. In addition to the above:

a)	This Agreement may be terminated by Institution in the event of a material default or breach of this Agreement by CRO, or by CRO in the event of a material breach of this Agreement by Institution, provided that the defaulting/breaching party fails to remedy such material default or breach within thirty (30) business days after written notice thereof.

b)	A Party may terminate this Agreement upon ninety (90) days’ written notice for any reason.

14.5. In the event that this Agreement is terminated prior to completion of the Study, for any reason, Institution and/or Clinic shall:

a)	notify the IRB that the Study has been terminated;

b)	cease enrolling subjects in the Study;

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c)	cease treating Study subjects under the Protocol as directed by CRO to the extent medically permissible and appropriate;

d)	terminate, as soon as practicable, all other Study activities; and

e)	furnish to CRO any required final report for the Study in the form reasonably acceptable to CRO.

Promptly following any such termination, Institution and Clinic will provide to CRO copies of Data collected pursuant to the Study Protocol. Upon Sponsor’s or CRO’s written request, Institution and Clinic shall provide to the requesting party, at Sponsor’s or CRO’s expense, all Sponsor’s Confidential Information provided under this Agreement provided, however, that Institution and Clinic may retain such copy of Confidential Information for record keeping purposes, monitoring its obligations, and exercising its rights hereunder, subject to Institution’s and/or Clinic’s ongoing compliance with the confidentiality and non-use obligations set forth in this Agreement.

14.6. If this Study is terminated early, the Institution shall be reimbursed for all work completed, on a pro rata basis, and reasonable costs of bringing the Study to termination incurred through the date of termination, and for non-cancelable commitments properly incurred through that date. Upon receipt of notice of termination, Institution and Clinic will use reasonable efforts to reduce or eliminate further costs and expenses and will cooperate with CRO to provide for an orderly wind- down of the Study.

14.7. Subsections 1.4,1.6, and 14.6, and Sections 2, 3,4, 5, 6, 7,8,9,10,11 (and the attached Letter of Indemnification), 12,13,15,19 and 23, shall survive any termination or expiration of this Agreement, except that Section 3 shall survive for the period stated in Section 3.1. Any provision of this Agreement that by its nature and intent remains valid after termination will survive termination.

15. Subject Material

15.1. Subject Material means any biologic material of human origin including, without limitation, tissues, blood, plasma, urine, spinal fluid, or other fluids derived from the Study subjects in accordance with and pursuant to the Protocol (“Subject Material”).

15.2. Institution and Clinic agree to make the Subject Material available to the Sponsor in accordance with the Protocol for the purposes of the Study. The Subject Material may be used by the Sponsor, central lab, or other contracted party only as allowed by the Study subject’s informed consent form or pertinent institutional review board(s). Sponsor’s use of Subject Materials, other than as allowed by the Study subject’s informed consent form, will require additional IRB review and approval.

16. Subcontract

If applicable, Institution and Clinic have the right to subcontract to other sites to conduct the Study in accordance with the Protocol with terms consistent with this Agreement with written approval of the Sponsor, which approval shall not be unreasonably withheld. If Institution and/or Clinic subcontracts any Study related duties, Institution and/or Clinic shall contract with such subcontractors incorporating terms substantially similar to the terms herein. Such subcontracts may be provided to the CRO upon written request.

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The Parties acknowledge and agree that the Sponsor and each of its affiliates is a third-party beneficiary to this Agreement.

17. Notices

Any notice, authorization, approval, consent or other communication will be in writing and deemed given:

a)	Upon delivery in person;
b)	Upon delivery by courier;
c)	Upon delivery date by a nationally-recognized overnight delivery service such as FedEx.

If to CRO:

Cancer Insight, LLC

Attn: Steven White

Chief Operating Officer

110 E. Houston St.

San Antonio, TX 78205

210-884-0810

swhite@cancerinsight.com

If to Sponsor:

BriaCell Therapeutics Corp.

820 Heinz Avenue

Berkeley, CA 94710

Tel: 1-888-485-6340

Fax: 424-245-3719

If to Institution:

Providence Regional Medical Center Everett

Attn: Marilyn Birchman, MSN, RN, AOCNS

1330 Rockefeller Avenue, Suite 440

Everett, Washington 98201

If to Clinic:

The Everett Clinic PLLC

Attention: Chief Medical Officer

3901 Hoyt Avenue

Everett, WA 98201

With a copy to Principal Investigator:

Jason Lukas, MD

Providence Regional Medical Center Everett

1717 13th Street Suite 300

Everett, Washington 98201

18. Independent Contractor

It is mutually understood and agreed that the relationship between Institution, Clinic, and CRO is that of independent contractors. Neither Institution, Clinic, nor CRO party shall represent itself as the agent, employee, partner, joint venturer, or servant of the other. Except as specifically set forth herein, neither Institution, Clinic, nor CRO shall have nor exercise any control or direction over the methods by which the others perform work or obligations under this Agreement. Further, nothing in this Agreement is intended to create any partnership, joint ventures, lease, or equity relationship, expressly or by implication, among those parties.

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19. Clinical Trial Registry

Prior to enrollment of the first subject in the Study, Sponsor will register the Study on www.clinicaltrials.gov in accordance with the requirements of the International Committee of Medical Journal Editors (ICMJE) and Public Law 110-85. Results of this Study will be reported in compliance with applicable laws.

20. Non-Referral/Anti-Corruption Language

20.1. Institution, Clinic, and CRO, on behalf of Sponsor, agree that it is not their intent under this Agreement to induce or encourage the unlawful referral of subjects or business between the Parties, and there shall not be any requirement under this Agreement that those parties, their employees or affiliates, including their medical staff, engage in any unlawful referral of subjects to, or order or purchase products or services from, one of those parties.

20.2. Institution, Clinic, and CRO, on behalf of Sponsor, agree that their employees, who are involved in the conduct of the Study, will not offer, pay, request or accept any bribe, inducement, kickback or facilitation payment, and shall not make or cause another to make any offer or payment to any individual or entity for the purpose of influencing a decision for the benefit of one of those parties.

21. Force Majeure

If any Party hereto shall be delayed or hindered in, or prevented from, the performance of any act required hereunder for any reason beyond such Party’s direct control, including but not limited to, strike, lockouts, labor troubles, governmental or judicial actions or orders, riots, insurrections, war, acts of God, inclement weather, or other reason beyond the Party’s control (a “Disability”) then such Party’s performance shall be excused for the period of the Disability. Any Study timelines affected by a Disability shall be extended for a period equal to the delay and any affected Budget shall be adjusted to account for cost increases or decreases resulting from the Disability. The Party affected by the Disability shall notify the other Party of such Disability as provided for herein.

22. Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which together shall constitute one and the same document, and is binding on all Parties notwithstanding that each of the Parties may have signed different counterparts. Facsimiles or scanned copies of signatures or electronic images of signatures shall be considered original signature unless prohibited by applicable law.

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23. Debarment

The Institution and Clinic certifies that to its knowledge neither it, nor any of its employees, agents or other persons performing the Study under its direction, is currently debarred, suspended, or excluded under the Federal Food, Drug and Cosmetic Act, as amended, or disqualified under the provisions of 21 CFR §312,70. In the event that the Principal Investigator or any Study personnel becomes debarred or disqualified during the term of this Agreement or within 1 year after termination of the Study, the Institution and/or Clinic agrees to promptly notify CRO after learning of such event, institution and Clinic certifies that it is not excluded from a federal health care program, including Medicare and Medicaid. In the event Institution and/or Clinic becomes excluded during the term of this Agreement or within 1 year after termination of the Study, the Institution and/or Clinic agrees to promptly notify CRO after learning of such event.

24. Choice of Law -Intentionally omitted

25. Entire Agreement

Section and clause headings are used herein solely for convenience of reference and are not intended as substantive parts of the Parties’ agreement. This ACTA incorporates the Exhibits referenced herein. This written ACTA constitutes the entire agreement between the Parties concerning the subject matter, with exception of the Research Collaboration and Services Agreement between Institution and Clinic, and supersedes all other or prior agreements or understandings, whether written or oral, with respect to that subject matter. Any changes made to the terms, conditions or amounts cited in this ACTA require the written approval of each Party’s authorized representative.

The authorized representatives of the Parties have signed this ACTA as set Forth below.

Providence Health & Services - Washington, dba		Cancer Insight, LLC
Providence Regional medical Center Everett

By:		By:
Name:	Scott Combs	Name:	Steven White
Title:	Chief Financial Officer	Title:	Chief Operating Officer
Date:	9/27/2018	Date:	September 27, 2018

The Everett Clinic, PLLC		Principal Investigator
By:		By:
Name:	Albert W. Fisk, MD	Name:	Jason Lukas, MD
Title:	Chief Medical Officer The Everett Clinic	Title:
Date:	9/29/18	Date:	9/13/18

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EXHIBIT A

PROTOCOL

See attached and incorporated master Protocol, which is identified as Protocol BRI-ROL-001 and consent form.

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EXHIBIT B

BUDGET

A.	This Budget has been negotiated at fair and reasonable value. Institution has not been influenced to participate in this Study based on financial or other inducements from Sponsor. The compensation may be used at the discretion of Institution to offset the costs of the Study. For Study subject visit and Study conduct reimbursements, an item listed herein will be considered payable upon Institution’s complete and accurate data entry into the applicable electronic data capture system (EDC) of all assessments associated with that visit in the EDC.

B.	Sponsor will not be liable for any payment in excess of the fees and costs provided herein except upon Sponsor’s prior written agreement. Institution may submit to Sponsor a revised budget requesting additional funds at such time as expenses may reasonably be projected to exceed the fees and costs provided herein.

C.	The compensation per Study subject will be earned by Institution and made payable by Sponsor as follows:

i.	$1,500.00 will be paid upon completion of the baseline visit, as defined by the Protocol; it $1,500.00 will be paid upon completion of Cycle One, as defined by the Protocol;

iii.	$1,500.00 will be paid upon completion of Cycle Two, as defined by the Protocol;

iv.	$1,500.00 will be paid upon completion of Cycle Three, as defined by the Protocol;

v.	$1,500.00 will be paid upon completion of Cycle Four, as defined by the Protocol;

vi.	$1,500.00 will be paid upon completion of Cycle Five, as defined by the Protocol;

vii.	$1,500.00 will be paid upon completion of Cycle Six, as defined by the Protocol;

viii.	$1,500.00 will be paid upon completion of Cycle Seven, as defined by the Protocol;

ix.	$1,500.00 will be paid upon completion of Cycle Eight, as defined by the Protocol;

x.	$1,500.00 will be paid upon completion of Cycle Nine, as defined by the Protocol;

xi.	$1,500.00 will be paid upon completion of Cycle Ten, as defined by the Protocol;

xii.	$1,500.00 will be paid upon completion of Cycle Eleven, as defined by the Protocol;

xiii.	$1,500.00 will be paid upon completion of Cycle Twelve, as defined by the Protocol;

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xiv.	$1,500.00 will be paid upon completion of Cycle Thirteen, as defined by the Protocol;

xv.	$1,500.00 will be paid upon completion of Cycle Fourteen, as defined by the Protocol;

xvi.	$1,500.00 will be paid upon completion of Cycle Fifteen, as defined by the Protocol;

xvii.	$1,500.00 will be paid upon completion of Cycle Sixteen, as defined by the Protocol;

xviii.	$1,500.00 will be paid upon completion of Cycle Seventeen, as defined by the Protocol;

xix.	$1,500.00 will be paid upon completion of the final assessment follow-up visit, as defined by the Protocol.

D.	Start-up funding will be provided in the amount of $10,000.00 and payable upon execution of the Agreement, which may be used at the discretion of Institution to offset the costs of the Study.

E.	Where Institution utilizes Western IRB (“WIRB”) as their central IRB, Cancer Insight will pay for WIRB costs directly and Institution may direct WIRB to invoice Cancer Insight directly. Where Institution utilizes a local IRB, CRO will reimburse Institution for fees charged by the local IRB related to the Study, including but not limited to fees for initial and continuing reviews, amendments to the Protocol, consent form and advertisements proposed after initial review, and changes to the consent form.

F.	The following administrative fees shall be invoiceable to Sponsor:

i.	An annual pharmacy administrative fee shall be provided in the amount of $960.00 per year:

ii.	A monitor change fee in the amount of $500.00 per occurrence;

iii.	A protocol amendment fee in the amount of $500.00 per occurrence;

iv.	An SAE fee in the amount of $200.00 per occurrence;

v.	A one-time document storage and archiving fee in the amount of $1,000.00;

vi.	A one-time study close-out fee in the amount of $750.00;

vii.	A not-for-cause audit fee in the amount of $750.00 per occurrence;

viii.	An IND safety report fee in the amount of $35.00 per occurrence;

ix.	A re-consent fee in the amount of $45.00 per occurrence.

G.	The cost of bone scan(s) shall be passed through to Sponsor. The cost of which is $962.00 per occurrence.

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H.	The cost of ECHO shall be passed through to Sponsor. The cost of which is $1,969.91 per occurrence.

I.	The cost of MUGA shall be passed through to Sponsor. The cost of which is $1,160.28 per occurrence.

J.	The cost of 12-Lead ECG shall be passed through to Sponsor. The cost of which is $220.00 per occurrence.

K.	Sponsor shall provide an annual allowance for screen failures (defined herein as patients who consent and qualify for the Study but, through no fault of Institution, withdraw from participation prior to their randomization to the Study) of $500.00 per patient for up to an annual total of ten (10) patients. Such reimbursement shall be invoiceable to Sponsor by Institution per occurrence. Any balance of this annual allowance shall not carry over to any subsequent years. This compensation may be used at the discretion of the Institution to offset the costs of the Study.

L.	Sponsor will provide pembrolizumab (KEYTRUDA®, anti-PD-1) and ipilimumab (YERVOY®, anti-CTLA-4), as applicable. Ipilimumab treatment is limited to four doses. For pembrolizumab, dosing may continue until disease progression, unacceptable toxicity, and/or up to twenty-four (24) months in Study subjects without disease progression.

M.	Sponsor will provide Interferon-Alpha, BriaVax, DTH (BriaTest), Anergy tests (Candin), and cyclophosphamide Study drugs.

N.	In the event any Protocol-required study drugs are provided by Institution through their pharmacy or other means, the cost of such shall be invoiceable by Institution and paid by Sponsor.

O.	Invoicing shall be conducted no more frequently than monthly. Invoices should be sent to Cancer Insight via email to Steven White at swhite@cancerinsight.com. In the event that such method of delivery is rendered impossible or impractical, invoices may be sent to Cancer Insight via mail to:

Cancer Insight, LLC

Attn: Steven R. White

1422 E Grayson, 3rd Floor

San Antonio, TX 78208

P.	Payments will be sent no later than thirty (30) days from receipt and approval of invoices. Payments will be issued via paper check to the following:

Providence Health & Services - Washington d/b/a Providence Regional Medical Center Everett

Attn: Marilyn Birchman, MSN, RN, AOCNS

1330 Rockefeller Avenue, Suite 440

Everett, Washington 98201

With each payment, Sponsor and/or CRO will identify the invoice, procedure or case report forms for which it is paid or provide other means to ensure that the payment is properly attributed to the correct portion of the Study.

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EXHIBIT C

ADMINISTRATIVE AND STUDY POINTS OF CONTACT

CRO Clinical Department Point of Contact:

Karen Arrington

karrington@cancerinsight.com

CRO Regulatory Department Point of Contact:

Susie Hargrove

shargrove@cancerinsight.com

CRO Administrative and Billing Department Point of Contact:

Steven White

swhite@cancerinsight.com

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EXHIBIT D

LETTER OF INDEMNIFICATION (LOI)/SUBJECT INJURY

INSTITUTION: Providence Health & Services - Washington, dba Providence Regional Medical Center Everett (the “Institution”) and The Everett Clinic, PLLC (“Clinic”)

TITLE OF CLINICAL TRIAL: “A Phase l/lla Rollover Study of the Whole-Cell Vaccine BriaVax™ in Metastatic or Locally Recurrent Breast Cancer Patients in Combination with Ipilinutmab or Pembrolizumab”

CRO: Cancer Insight, LLC

STUDY NUMBER: BRI-ROL-001

1)	Institution, Principal Investigator, and Clinic have entered into the Agreement with CRO to participate in the above sponsored Study. CRO has been engaged by BriaCell Therapeutics Corp, (the “Sponsor”) to arrange and administer this BriaCell Therapeutics Corp, sponsored multi-center clinical trial.

2)	Sponsor has delegated to CRO responsibility for the management and monitoring of this Study. Sponsor has further authorized CRO to bind Sponsor to its obligations within the Agreement for this Study executed between CRO, Clinic, Principal Investigator, and Institution. Sponsor accepts responsibility for its obligations contained in the Agreement.

3)	Institution and Clinic agree to participate by allowing the Study to be undertaken utilizing such facilities, personnel and equipment as Institution and/or Clinic may reasonably need for its conduct of the Study. Institution and Clinic have entered into a separate Research Collaboration and Services Agreement The Study will be conducted by the Institution and Clinic under the direction of an employee of the Clinic.

4)	In consideration of such participation by Institution, Principal Investigator, and Clinic and subject to paragraph 5 below, the Sponsor shall defend, indemnify, and hold harmless the Institution, Clinic, and their respective medical affiliates and affiliated hospitals, and each of their contractors, trustees, officers, directors, governing bodies, subsidiaries, affiliates, investigators, employees, IRB members, agents, successors, heirs and assigns, including, without limitation the Principal Investigator (collectively referred to as “Institution’s Indemnitees”), from and against any third party claims, loss, liability, damage, cost and expense of claims (including reasonable attorney’s fees) and suits (“Claims”), alleged to be caused by or arising from: (1) the conduct of the Study; (2) use of the Study Drug or Study Device under this Agreement; (3) from the use of the Study results, or patient health information, regardless of the legal theory asserted; (4) any Sponsor Indemnitee’s (as that term is hereinafter defined) negligence or misconduct; or (5) any Sponsor Indemnitee’s breach of the Agreement or any applicable law or regulation.

5)	Sponsor shall have no obligation to provide such indemnification to the extent that such Claim is solely caused by Institution’s Indemnitee(s)’: (1) failure to adhere to and comply with all material and substantive specifications and directions set forth in the Protocol (except to the extent such deviation is reasonable to protect the rights, safety and welfare of the Study subjects); (2) failure to comply with all applicable laws and regulations in the performance of the Study; or (3) if such claim is directly caused by the negligent acts or omissions of Institution’s Indemnitees(s).

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6)	Subject to the limits and without waiving any immunities provided under applicable law (including constitutional provisions, statutes and case law) regarding the status, powers and authority of the Institution, the Institution’s principal (s), or Clinic, Institution and/or Clinic shall indemnify, hold harmless and defend Sponsor, its directors, officers, employees and agents, (“Sponsor’s Indemnitees”) from and against only those third-party Claims to the extent directly attributable to Institution’s and/or Clinic’s negligence in its conduct of the Study. Notwithstanding the above, Institution and Clinic shall have no obligation to indemnify Sponsor for any other Claims (including, but not limited to, infringement or product liability Claims).

7)	The indemnified party shall give notice to the indemnifying party promptly upon receipt of written notice of a Claim for which indemnification may be sought under this Agreement, provided, however, that failure to provide such notice shall not relieve indemnifying party of its indemnification obligations except to the extent that the indemnifying party’s ability to defend such Claim is materially, adversely affected by such failure. Indemnifying party shall not make any settlement admitting fault or incur any liability on the part of the indemnified party without indemnified Party’s prior written consent, such consent not to be unreasonably withheld or delayed. The indemnified Party shall cooperate with indemnifying Party in all reasonable respects regarding the defense of any such Claim, at indemnifying Party’s expense. The indemnified Party shall be entitled to retain counsel of its choice at its own expense. In the event a Claim falls under this indemnification clause, in no event shall the indemnified Party compromise, settle or otherwise admit any liability with respect to any Claim without the prior written consent of the indemnifying Party, and such consent not to be unreasonably withheld or delayed.

8)	EXCEPT FOR THE PARTIES’ OBLIGATIONS TO INDEMNIFY EACH OTHER AS STATED ABOVE IN THIS EXHIBIT C AND THE AGREEMENT, OR INCLUDED IN THE RESEARCH COLLABORATION AND SERVICES AGREEMENT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, EVEN IF ADVISED OF THE POSSIBILITY OF THE SAME.

9)	If a Study subject suffers an adverse reaction, illness, or injury which, in the reasonable judgment of Institution and/or Clinic, was directly caused by a Study Drug or Study Device or any properly performed procedures required by the Protocol, Sponsor shall reimburse for the reasonable and necessary costs of diagnosis and treatment of any Study subject injury, including hospitalization, but only to the extent such expenses are not attributable to: (i) Institution’s and/or Clinic’s negligence or willful misconduct; or (ii) the natural progression of an underlying or pre-existing condition or events, unless exacerbated by participating in the Study.

10)	Sponsor shall, at its sole cost and expense, procure and maintain commercial general liability insurance, clinical trial insurance and products liability insurance or equivalent self-insurance, unless otherwise indicated in an attachment, in amounts not less than $5,000,000.00 per occurrence and $5,000,000.00 annual aggregate. Such commercial general liability insurance, clinical trial insurance and products liability insurance or equivalent self-insurance shall provide contractual liability coverage for Sponsor’s indemnification obligations herein.

11)	Upon written request, Sponsor will provide evidence of its insurance policy or a program of self- insurance and will provide Institution with written notice of any material change in its coverage which would affect Sponsor’s ability to meet its obligations under this Agreement. Sponsor’s inability to meet its insurance obligation constitutes material breach of this L01 and the Agreement executed with the CRO for this Study.

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12)	During the Study and for at least two (2) years following the completion of the Study at all sites, Sponsor shall promptly provide Institution and Principal Investigator with the written report of any findings, including Study results and any routine monitoring findings in site monitoring reports, and data safety monitoring committee reports including, but not limited to, data and safety analyses, and any Study information that may (i) affect the safety and welfare of current or former Study subjects, or (ii) influence the conduct of the Study. Institution and/or Principal Investigator will communicate findings to the IRB and Study subjects, as appropriate.

13	Except as permitted in Article 10.3 in the Agreement, neither Institution, Clinic, nor Sponsor may use the name, trademark, logo, symbol, or other image or trade name of any other party or their employees and agents in any advertisement, promotion, or other form of publicity or news release or that in any way implies endorsement without the prior written consent of an authorized representative of the other party whose name is being used. Such approval will not be unreasonably withheld.

The authorized representatives have signed this Letter of Indemnification as set forth below,

Providence Health & Services - Washington, dba		BriaCell Therapeutics Corp.
Providence Regional medical Center Everett

By:		By:
Name:	Scott Combs	Name:	William V. Williams
Title:	Chief Financial Officer	Title:	President and CEO
Date:	9/28/18	Date:	2018 Oct 2

The Everett Clinic, PLLC		Principal Investigator
By:		By:
Name:	Albert W. Fisk, MD	Name:	Jason Lukas, MD
Title:	Chief Medical Officer The Everett Clinic	Title:
Date:	9/29/18	Date:	9/13/18

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Exhibit E

Itemized Budget Between Institution and Clinic

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